SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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RICHARDSON ELECTRONICS, LTD.

(Name of Registrant as Specified In Its Charter)

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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 5, 2010

Dear Stockholders:

The Annual Meeting of the Stockholders of Richardson Electronics, Ltd. will be held on Tuesday, October 5, 2010, at 3:15 p.m. Central time, at our corporate headquarters at 40W267 Keslinger Road, LaFox, Illinois 60147.

The purpose of the Annual Meeting is to consider and take action on the following matters:

1.	The election of six directors nominated by Richardson’s Board of Directors for a term of one year;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011; and

3.	Any other business that may properly come before the meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 18, 2010, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. If you would like directions to the location of the Annual Meeting, please contact us at (630) 208-2340 or visit our website at www.rell.com.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. You may vote via the Internet, telephone or by mail before the Annual Meeting or in person at the Annual Meeting.

By Order of the Board of Directors,

EDWARD J. RICHARDSON
Chairman of the Board, Chief Executive Officer and
President

LaFox, Illinois

August 23, 2010

PROXY STATEMENT

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

The Board of Directors of Richardson Electronics, Ltd. (the “Company,” “we,” “our” or “us”) is soliciting your proxy for the Annual Meeting of Stockholders to be held at our corporate headquarters located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 5, 2010, at 3:15 p.m. Central time, and at any and all adjourned or postponed sessions of the Annual Meeting. On or before August 23, 2010, we mailed to our stockholders of record a notice about the Internet availability of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 29, 2010. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice.

Record Date and Quorum

Stockholders of record at the close of business on August 18, 2010, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 14,694,878 shares of our common stock, and 3,048,258 shares of our Class B common stock were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Market under the symbol RELL. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of common stock and Class B common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Stockholders can simplify their voting and reduce Company expenses by voting by telephone or on the Internet. If you vote by telephone or on the Internet, you do not need to mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form you receive from the bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process. If you choose not to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card.

If your proxy card is signed and returned without specifying choices, the shares will be voted FOR all of the nominees for director in Proposal 1, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal 2, and otherwise in the discretion of the proxies referenced in the proxy card.

The Company knows of no other matters scheduled to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies that are marked to deny discretionary authority.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Holders of common stock are entitled to one vote for each share of common stock held on the record date, and holders of the Class B common stock are entitled to ten votes for each share of Class B common stock held on the record date.

If a quorum is present at the Annual Meeting, the six candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011 and to act on any other matters properly brought before the meeting.

Shares represented by proxies which are marked or voted “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked or voted “abstain” on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011 and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Revocability of Proxies

You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given, or change your vote cast, by telephone or on the Internet, you must do so by telephone or on the Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on October 4, 2010.

Proxy Solicitation

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

PROPOSAL I – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect six directors to serve on our Board of Directors until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the six persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Our Board of Directors, acting through our Nominating Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Nominating Committee and the Board to conclude that each individual should continue to serve as a director of the Company.

Scott Hodes, 73, has been a director since 1983. Mr. Hodes is Senior Counsel at Bryan Cave LLP where he was a partner from January 2004 to March 2009. From 1992 until 2004, Mr. Hodes was a partner with the law firm of McGuire Woods Ross & Hardies LLP and its predecessor firm Ross & Hardies LLP. He has been a practicing lawyer for more than 50 years. Among his numerous leadership positions in business and community organizations, he is currently a director of the Chicago Bar Foundation and has been a director of privately-held First Investors Life Insurance Company since 1968. These professional experiences along with Mr. Hodes knowledge and experience gained as legal counsel for many publicly traded and private companies qualify him to serve as a director.

Ad Ketelaars, 53, has been a director since 1996. Mr. Ketelaars has been Chief Executive Officer of Cybertech International, a global supplier of voice recording and monitoring solution, since October 1, 2008. Prior to that, he was the Chief Executive Officer of NEC Philips Unified Solutions since March 2003. Prior to that, he was the Vice President and Managing Director of Richardson Electronics Europe, an affiliate of ours, from May 1993 until July 1996. These professional experiences managing international companies, and in particular his prior experience growing our business in Europe, qualifies Mr. Ketelaars to serve as a director.

John R. Peterson, 53, has been a director since 1999. Mr. Peterson has been Managing Director, the Head of Investment Banking and a member of the board of directors of Cleary Gull Inc., an investment banking and investment consulting firm since 2002. Prior to Cleary Gull, Mr. Peterson was the head of Tucker Anthony Capital Markets Investment Banking Division and a member of the firm’s Executive Committee. He is a certified public accountant. His over 28 years of experience in corporate and financing transactions along with his extensive financial knowledge qualify Mr. Peterson to serve as a director.

Harold L. Purkey, 66, has been a director since 1994. Mr. Purkey retired as the Managing Director of First Union Securities in 2001. Prior to First Union, Mr. Purkey was President of Forum Capital Markets from 1997 to 2000, and from 1990 to 1994 he was employed by Smith Barney Shearson, holding the position of senior managing director and manager of the convertible bond department. Mr. Purkey’s particular knowledge and experience in capital markets qualifies him to serve as a director.

Edward J. Richardson, 68, has been a director since 1965. He is currently the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of the Company. Mr. Richardson has been employed by the Company since 1961. His position as our Chief Executive Officer for over 36 years and status as our largest stockholder, as well as his unique ability to bring historic knowledge and continuity to the Board, qualify him to serve as a director.

Samuel Rubinovitz, 80, is our lead director and has been a director since 1984. Mr. Rubinovitz was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He retired as Director of LTX Corporation (NASDAQ: LTXX) in November 2008, where he was also a member of its Audit Committee. In addition, he has served as a director of KLA-Tencor Corporation and Kronos, Inc. Mr. Rubinovitz’s extensive experience managing electronic component manufacturers, and the knowledge he has gained as a long time director of the Company, qualify him to serve as a director.

The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that the nominees identified above be elected as directors and urges you to vote “FOR” each of them.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that Messrs. Hodes, Ketelaars, Peterson, Purkey and Rubinovitz are independent as defined by NASDAQ listing standards. All members of the Audit, Compensation and Nominating Committees, respectively, are independent in accordance with applicable laws and NASDAQ rules for members of such committees.

Board Leadership Structure

The Company has no fixed policy on whether the roles of chairman of the Board and chief executive officer should be separate or combined, with this decision being made based on the best interests of the Company considering the circumstances at the time. Currently, these roles are combined with Mr. Richardson serving as both the chairman of the Board and the chief executive officer. Mr. Richardson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is responsible for the day-to-day operations of the Company. Therefore, the Board believes that Mr. Richardson is best positioned to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively, especially given the relatively small size of the Company’s Board.

The Board has selected Mr. Rubinovitz, who is an independent director, to serve as lead director. The lead director acts as a key liaison with the chief executive officer, assists the chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates Board member feedback to the chief executive officer. In addition, the Company’s non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of chairman of the Board and chief executive officer.

Board and Committee Information

Since October 13, 2009, the date of our last Annual Meeting of Stockholders, our Board of Directors has consisted of six members. Prior to our last Annual Meeting, our Board consisted of seven members.

During our last fiscal year, the Board of Directors held four meetings and acted on five occasions by unanimous written consent. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he served. Although we have no formal policy about director’s attendance at the Annual Meeting of Stockholders, it is encouraged. Last year, all six directors attended the Annual Meeting.

During our last fiscal year, the Board of Directors had five standing committees: the Audit Committee, Compensation Committee, Executive Committee, Nominating Committee, and Stock Option Committee. The Board of Directors eliminated the Stock Option Committee and assigned its roles and responsibilities to the Compensation Committee on October 13, 2009.

Since October 13, 2009, the members and chair of each committee have been as follows:

Director	Audit	Compensation	Executive	Nominating
Edward Richardson			✓ (Chair)
Scott Hodes		✓		✓
Ad Ketelaars				✓
John R. Peterson	✓ (Chair)			✓
Harold L. Purkey	✓	✓		✓
Samuel Rubinovitz	✓	✓ (Chair)	✓	✓ (Chair)

Executive Committee. The Executive Committee did not meet during the last fiscal year and acted on three occasions by unanimous written consent. This committee may exercise all authority of the Board of Directors in the management of the Company during the interval between meetings of the Board of Directors, except as otherwise provided in our by-laws or by applicable law.

Audit Committee. The Audit Committee held four meetings during the last fiscal year. This committee meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of our procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board of Directors may assign to it. The Board of Directors has determined that the composition and functioning of the committee complies with the rules of the SEC and NASDAQ, including that each of its members is independent, as that term is defined in NASDAQ rules, and that one of its members, Mr. Peterson, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules, and is also independent, as that term is used in SEC and NASDAQ rules. The Audit Committee has adopted a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s report begins on page 12.

Compensation Committee. The Compensation Committee held four meetings and acted four times by unanimous written consent in the last fiscal year. The committee is composed of three independent directors, and the Board of Directors has determined that the composition and functioning of this committee complies with the applicable NASDAQ and SEC requirements.

The committee’s responsibilities include:

•

establishing, reviewing and approving the base salary, non-equity incentive compensation, perquisites, and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;

•	reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans;

•

administering our 2001 Incentive Compensation Plan, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised; and

•	performing other duties deemed appropriate by the Board of Directors.

The Compensation Committee’s chairman reports the committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources Department supports the committee and is delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority to retain, approve fees for and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The committee has adopted a written charter which is available on our website at www.rell.com.

The Compensation Committee’s report is on page 24.

Nominating Committee. The Nominating Committee did not meet during the last fiscal year but acted one time by unanimous written consent. In considering whether to recommend any particular candidate for inclusion on the Board of Directors’ slate of recommended director nominees, the nominating committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities. Management and the Directors submit candidates for nomination for election to the Board of Directors for committee consideration. With respect to the election of director nominees at the Annual Meeting, the Nominating Committee recommended the Board nominate each of the six directors currently serving on the Board.

The Company does not have a policy regarding the consideration of diversity in identifying nominees for director. The committee has not adopted a written charter.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions must be received by the Board of Directors no later than the July 1st immediately preceding the annual meeting of stockholders. Stockholders may also nominate a candidate or candidates for election as a director at the annual meeting at which directors are elected.

Board Role in Risk Oversight

While the Company’s management is responsible for day to day management of various risks facing the Company, the Board of Directors is responsible for evaluating the Company’s exposure to risk and to monitor the steps management has taken to assess and control risk. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee oversees risks related to the integrity of our financial statements and financial reporting, and the Compensation Committee oversees risks related to our compensation plans and practices. In performing their oversight responsibilities, the Board receives periodic reports from the Chief Executive Officer and other members of senior management on areas of risk facing the Company. The Audit and Compensation Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

COMPENSATION OF DIRECTORS

Non-employee directors receive a quarterly retainer of $3,000 and a fee of $500 for each Board or committee meeting attended in person or by telephone (other than Audit Committee meetings, for which the fee is $1,000), plus travel expenses. The chairman of the Audit Committee receives an additional quarterly retainer of $1,500. From January 8, 2008, through July 20, 2010, the Board of Directors reduced all of these fees by 5%.

Employee directors receive no additional compensation related to their service on our Board of Directors.

Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Edward J. Richardson	$—	$—	$—	$—
Scott Hodes	15,875	12,900	—	28,775
Ad Ketelaars	13,178	12,900	—	26,078
John R. Peterson	23,800	12,900	—	36,700
Harold L. Purkey	19,325	12,900	—	32,225
Samuel Rubinovitz	20,950	12,900	—	33,850

(1)	The amounts in this column represent the amount of cash compensation earned during fiscal 2010 for Board and Board committee service.

(2)	Non-employee directors receive an annual grant of 5,000 options starting on the fifth anniversary of being elected to the Board of Directors. The options fully vest on the date of grant. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2010 for the fair value of stock options granted to each director in fiscal 2010 for Board and Board committee service, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2010, filed with the SEC on July 22, 2010.

In addition, upon election to the Board of Directors, each current non-employee director (except Mr. Ketelaars who was not eligible at the time he joined the Board) was granted an option to acquire 25,000 shares of our common stock at an exercise price equal to the fair market value of common stock on the date of grant. Further, pursuant to our 2006 Stock Option Plan for Non-Employee Directors, any non-employee director who is elected or appointed after October 18, 2005, will be granted an option to acquire 25,000 shares of common stock which will vest in equal installments over a 5-year period from the date of grant. The 2006 plan was adopted to promote the long-term interests of the Company by attracting and retaining qualified and experienced directors and by providing additional incentive for such directors to work for the success and growth of the Company. In addition to the initial grant, beginning with their fifth anniversary of being appointed or elected to the Board of Directors, each non-employee director receives an annual option to purchase 5,000 shares of common stock. All such annual options are fully vested and exercisable on the date of grant. All options granted pursuant to the 2006 plan are at an exercise price equal to the fair market value of our common stock on the date of grant and are exercisable for a period of ten years and one month from the date of grant. All option grants under the 2006 plan are automatic and non-discretionary and subject to the terms and conditions set forth in the plan.

Upon the termination of a director because of death, retirement, or removal from the Board of Directors within one year after a change in control, options remain fully exercisable until the option expires by its terms.

PRINCIPAL STOCKHOLDERS

Directors and Officers

The following table sets forth, as of August 18, 2010, the ownership of common stock and Class B common stock (by number of shares and as a percentage of the total outstanding shares of each class and as a percentage of the total voting power of all outstanding voting shares combined) of each director, nominee for director and named executive officer of the Company and of all executive officers and directors of the Company as a group. Because Class B common stock is convertible into common stock on a one-for-one basis, the number of shares listed as owned under the common stock column in the table includes the number of shares listed under the Class B common stock column. The information in the table has been furnished to us by the persons listed.

Name	Number of Shares of Common(1)		Percent of Class	Number of Shares of Class B Common	Percent of Class	Percent of Total Voting if Class Voting Not Applicable(2)
Directors and Nominees for Election as Director:
Edward J. Richardson	3,062,527	(3)	17.25%	3,025,188	99.24%	67.04%
Chairman, Chief Executive Officer, Chief Operating Officer and President
Scott Hodes	93,424	(4)	*	3,712	*	*
Harold L. Purkey	77,000	(5)	*	—	*	*
Samuel Rubinovitz	55,431	(6)	*	825	*	*
Ad Ketelaars	25,000	(7)	*	—	*	*
John R. Peterson	20,000	(8)	*	—	*	*
Non-Director Named Executive Officers:
Kathleen S. Dvorak	42,666	(9)	*	—	*	*
Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Gregory J. Peloquin	58,872	(10)	*	—	*	*
Executive Vice President and General Manager, RF, Wireless & Power Division
Wendy Diddell
Executive Vice President, Corporate Development	54,032	(11)	*	—	*	*
Kyle C. Badger
Executive Vice President, General Counsel and Secretary	21,006	(12)	*	—	*	*
All Executive Officers and Directors as a Group (including Mr. Richardson, 12 persons)	3,568,729	(13)	19.67%	3,029,725	99.39%	68.26%

*	Less than 1%.

(1)	Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer.

(2)	Common stock is entitled to one vote per share, and Class B common stock is entitled to ten votes per share.

(3)	Includes 3,025,188 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock and 10,000 shares of common stock to which Mr. Richardson holds stock options exercisable within 60 days. Does not include (i) 15,660 shares of common stock and 7,000 shares of Class B common stock held by William G. Seils, Of Counsel to the Company, as custodian for Mr. Richardson’s sons, Alexander and Nicholas, (ii) 1,187 shares of common stock held directly by Alexander, (iii) 1,188 shares of common stock held directly by Nicholas and (iv) 4,920 shares of common stock and 6,977 shares of Class B common stock held by Mr. Richardson’s wife, as to all of which Mr. Richardson disclaims beneficial ownership. Mr. Richardson has pledged 1,000,000 of his shares of Class B common stock as security to JP Morgan Chase Bank to secure a personal loan.

(4)	Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock and 50,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.

(5)	Includes 50,000 shares of common stock to which Mr. Purkey holds stock options exercisable within 60 days.

(6)	Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz’ Class B common stock and 50,000 shares of common stock to which Mr. Rubinovitz holds stock options exercisable within 60 days.

(7)	Includes 25,000 shares of common stock to which Mr. Ketelaars holds stock options exercisable within 60 days.

(8)	Includes 15,000 shares of common stock to which Mr. Peterson holds stock options exercisable within 60 days.

(9)	Includes 21,666 shares of common stock to which Ms. Dvorak holds stock options exercisable within 60 days and 3,334 shares of restricted common stock which vest on November 5, 2010. Ms. Dvorak has the power to vote all of such restricted shares prior to vesting.

(10)	Includes 54,515 shares of common stock to which Mr. Peloquin holds stock options exercisable within 60 days.

(11)	Includes 51,944 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days.

(12)	Includes 20,000 shares of common stock to which Mr. Badger holds stock options exercisable within 60 days.

(13)	Does not include the shares of common stock and Class B common stock described in note 3 above as being held by Mr. Seils as custodian for Mr. Richardson’s sons, those held directly by Mr. Richardson’s sons, and those held by Mr. Richardson’s spouse. Includes: (i) 3,029,725 shares of common stock which would be issuable on conversion of Class B common stock; and (ii) 401,215 shares of common stock issuable upon options exercisable within 60 days.

Other Beneficial Owners

As of August 18, 2010, to our knowledge, Mr. Richardson and the entities identified in the following table are the only persons or firms who beneficially owned 5% or more of our outstanding common stock or Class B common stock:

Name	Number of Shares of Common(1)		Percent of Class	Number of Shares of Class B Common	Percent of Class	Percent of Total Voting if Class Voting Not Applicable(2)
Paradigm Capital Management Inc.(3)	1,479,900	(3)	10.07%	—	—	3.28%
Heartland Advisors, Inc.(4)	1,400,000	(4)	9.53%	—	—	3.10%
Dimensional Fund Advisors LP(5)	1,249,811	(5)	8.51%	—	—	2.77%
Royce & Associates LLC.(6)	826,378	(6)	5.62%	—	—	1.83%
Lee Munder Capital Group(7)	769,195	(7)	5.23%	—	—	1.70%
Renaissance Technologies(8)	764,400	(8)	5.20%	—	—	1.69%

(1)	Date of holdings information is as of August 18, 2010, unless otherwise noted in footnotes.

(2)	Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share. Computation assumes that Class B common stock held or subject to acquisition pursuant to stock option is not converted into common stock.

(3)	Information disclosed in this table is as of March 31, 2010 and was obtained from a Form 13F filed with the SEC on May 13, 2010. The address for Paradigm Capital Management, Inc. is 9 Elk Street, Albany, NY 12207.

(4)	Heartland Advisors, Inc. (“Heartland”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Heartland have the economic interest related to the securities. Information disclosed in this table was obtained from a Form 13F filed with the SEC on May 14, 2010. The address for Heartland is 789 N. Water Street, Suite 500, Milwaukee, WI 53202.

(5)

Information disclosed in this table is as of March 31, 2010 and was obtained from a Schedule 13F filed with the SEC on May 7, 2010. The address for Dimensional Fund Advisors, Inc. is 1229 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6)	Royce & Associates, LLC, The Royce Funds’ investment adviser, is a direct wholly owned subsidiary of Legg Mason, Inc. Information disclosed in this table is as of March 31, 2010 and was obtained from a Form 13F filed with the SEC on May 5, 2010. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(7)	Lee Munder Investments, Ltd. (“Lee Munder”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Lee Munder have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table is as of March 31, 2010 and was obtained from a Schedule 13F filed with the SEC on May 13, 2010. The address for Lee Munder is 200 Clerendon Street, T-28 Boston, MA 02116.

(8)

Information disclosed in this table is as of March 31, 2010 and was obtained from a Schedule 13F filed with the SEC on May 13, 2010. The address for Renaissance Technologies, LLC is 800 Third Avenue, 33rd Floor, New York, NY 10022.

PROPOSAL II – RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee expects to engage Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 28, 2011.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of our stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its selection.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

Our Board of Directors recommends that the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 be ratified and urges you to vote “FOR” this Proposal II.

AUDIT MATTERS

Audit Committee Report

The Board of Directors maintains an Audit Committee comprised of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the committee, and any relationships they may have with Richardson Electronics that might affect their independence from Richardson Electronics, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Peterson qualifies as Audit Committee financial expert under the applicable rules promulgated pursuant to the Securities Exchange Act.

The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended May 29, 2010 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independences, and has discussed with Ernst & Young its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young with the Company. The Audit Committee has also discussed with management of the Company and Ernst & Young such other matters and received assurances from them as it deemed appropriate.

The Company’s internal auditors and Ernst & Young discussed with the Audit Committee the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their reviews, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements be included in the Company’s Annual Report on 10-K for the fiscal year ended May 29, 2010, for filing with the SEC.

Audit Committee of the Board of Directors

John R. Peterson, Chair Samuel Rubinovitz Harold L. Purkey

Independent Auditor’s Fees

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our principal registered public accounting firm for the respective years.

	2010	2009
Audit Fees (1)	$917,000	$1,235,771
Audit-Related Fees	—	—
Tax Fees(2)	$211,283	$299,344
All Other Fees	—	—

Total	$1,128,283	$1,535,115

(1)	Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Forms 10-K for the fiscal years ended May 29, 2010, and May 30, 2009, the reviews of the financial statements included in our quarterly reports on Forms 10-Q during such fiscal years, statutory audits for certain of our non-U.S. subsidiaries and, for our 2009 fiscal, for the audits of our internal controls over financial reporting.

(2)	Tax Fees were for transfer pricing, tax compliance and tax consulting services.

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of and amount to be expended for auditor services by specific categories of services to be provided. The Audit Committee pre-approved all Tax Fees shown above as billed in fiscal 2010 pursuant to its established policies and procedures.

EXECUTIVE OFFICERS

The following are our executive officers as of August 23, 2010:

Name	Age	Position
Edward J. Richardson	68	Chairman, Chief Executive Officer, Chief Operating Officer and President
Kathleen S. Dvorak	53	Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Gregory J. Peloquin	46	Executive Vice President and General Manager, RF, Wireless & Power Division
Wendy Diddell	45	Executive Vice President, Corporate Development
Kyle C. Badger	42	Executive Vice President, General Counsel and Secretary
Kathleen M. McNally	51	Senior Vice President, Marketing Operations and Customer Support
James M. Dudek, Jr.	38	Controller and Chief Accounting Officer

Mr. Richardson has been employed by us since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board and Chief Executive Officer. In April 2006 he also became President and Chief Operating Officer and in June 2009 he also became the General Manager of our Electron Device Group.

Ms. Dvorak has been Executive Vice President, Chief Financial Officer and Chief Strategy Officer from November 2007. Ms. Dvorak has since assumed the additional roles of head of our Information Systems and Human Resource Departments. Prior to joining us, Ms. Dvorak was employed by United Stationers Inc. as Senior Vice President and Chief Financial Officer from 2001 to October 2007, Senior Vice President Investor Relations and Financial Administration from 2000 to 2001.

Mr. Peloquin has been Executive Vice President and General Manager of the RF, Wireless & Power Division since January 2002. Prior to that, he was Vice President of the RF & Wireless Communications Group beginning in November 1999. He first joined us in 1990 and held various positions in product management until 1997 when he left to join Motorola, Inc. as Director of Global Distribution for Wireless Infrastructure Division, which position he held until he rejoined us in 1999.

Ms. Diddell has been Executive Vice President, Corporate Development since June 2007. She has since assumed the roles of General Manager of our Canvys business and head of our Supply Chain Management. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell had been Vice President and General Manager of the Security Systems Division since June 2004. Prior to that, Ms. Diddell was employed as a management consultant for the Security Systems Division since July 2003. From 1997 to June 2003, Ms. Diddell was employed as the Senior Vice President of Sales and Marketing for Ultrak, Inc., a global manufacturer of closed circuit television and access control systems for the commercial and government markets.

Mr. Badger has been Executive Vice President, General Counsel and Secretary since August 2007. Prior to that, Mr. Badger was Senior Counsel with the law firm of Ice Miller, LLP from April 2006 to August 2007 and a partner and an associate in the corporate practice group of McDermott, Will & Emery LLP from October 1999 to April 2006. Prior to that, Mr. Badger was an associate with the law firm of Thompson, Hine & Flory LLP.

Ms. McNally has been Senior Vice President of Marketing Operations and Customer Support since July 2000. She served as Vice President and Corporate Officer of Marketing Operations with us from 1989 until 2000 and Marketing Services Manager from 1986 until 1989. Previously, she held various positions within the marketing department since joining the Company in 1979.

Mr. Dudek has been Controller and Chief Accounting Officer since December 2007. Prior to that, Mr. Dudek was Senior Director, Financial Reporting with Career Education Corporation from September 2006 to November 2007 and Director of Accounting from February 2004 to August 2006. Prior to that, Mr. Dudek was with ConAgra

Refrigerated Foods Group from September 1999 to February 2004, most recently serving as Retail Sales Controller from May 2002 to February 2004, and he held various positions within the Corporate Financial Planning department from September 1999 to April 2002.

Executive officers are elected annually at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the performance and contribution of our executive officers are critical to the success of the Company. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation that reward strong performance and creation of stockholder value.

Objectives

The fundamental objectives of our executive compensation programs are to:

•	Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;

•	Motivate executives by providing performance-based incentives to achieve our annual financial goals and long term business strategies; and

•

Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

To achieve our compensation objectives, we use both annual cash compensation, which includes a base salary and an annual cash incentive plan, and time-based equity awards. When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance the total executive compensation program to promote the achievement of both current and long-term performance goals.

The Compensation Committee reviews and analyzes our executive compensation policies, programs and practices regularly in light of these objectives and our financial performance to ensure that our compensation practices are appropriately configured to achieve these objectives.

Named Executive Officers

For fiscal 2010, our named executive officers were as follows:

Executive Name	Title
Edward J. Richardson	Chairman, Chief Executive Officer and President
Kathleen S. Dvorak	Executive Vice President, Chief Financial Officer, and Chief Strategy Officer
Wendy S. Diddell	Executive Vice President, Corporate Development
Gregory J. Peloquin	Executive Vice President and General Manager, RF, Wireless & Power Division
Kyle C. Badger	Executive Vice President, General Counsel and Secretary

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to executive compensation. Its role is to review and approve our compensation programs, policies and practices with respect to the executive officers. The Compensation Committee assists the Board in evaluating the performance of the Chief Executive Officer, which is generally conducted during executive sessions of the Board. The committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers in order to determine the base compensation and annual cash bonus opportunities for the executive officers in light of the objectives of our compensation programs. The committee also administers our 2001 Incentive Compensation Plan and, in such capacity, determines equity compensation for our executive officers in the form of awards of stock, restricted stock and stock options to support the objectives of our compensation programs.

Role of Management. The Chief Executive Officer (CEO) assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the executive officers other than himself. The CEO also develops performance objectives for executive officers whose incentive compensation includes personal performance goals. The CEO meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

In connection with developing his recommendations for executive officer compensation, the CEO consults with the Chief Financial Officer (CFO), who for the past fiscal year has also served as our Chief Human Resources Officer. In connection with the structure and amount of our executive officer compensation, the CFO advises the CEO regarding our financial performance and, in her capacity as Chief Human Resources Officer, the compensation for our non-executive officer employees and the compensation of executive officers at companies with whom we compete for executive talent. The CEO consults with the CFO to ensure that the CEO’s recommendations for executive officer compensation will achieve our annual financial goals and long term business plans and be internally equitable and externally competitive. The Chief Human Resources Officer bases her opinion of competitive compensation on personal knowledge, publicly available information and informal surveys of human resource professionals. During fiscal 2010, the Chief Human Resources Officer did not analyze executive compensation at any group of peer companies or prepare a written report setting forth her opinion of competitive compensation. The CEO also consults informally with members of the Compensation Committee prior to presenting his recommendations to the committee for their review and discussion to ensure that his recommendations will best achieve our compensation objectives.

Role of Employment Agreements. We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers other than Mr. Richardson have entered into employment agreements. The employment agreements with each of the named executive officers establish initial base compensation and ongoing annual cash bonus opportunity as a percentage of base compensation. These employment agreements are described in further detail on page 26. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with other named executive officers.

Role of Compensation Benchmarking. One of the fundamental objectives of our compensation program is that total compensation be externally competitive. To achieve this objective, from time to time we obtain data to compare our executive compensation against executive compensation at other companies. In fiscal years when we do not obtain such data, the CEO and the Compensation Committee rely on the opinions of management, particularly the Chief Human Resources Officer, regarding his or her opinion of competitive compensation and general market trends in executive compensation.

Generally, the CEO and the Compensation Committee seek advice from the Chief Human Resources Officer as to whether the market for executive compensation has changed significantly since the last time the Company obtained benchmarking data. If the market has changed significantly, then the Chief Human Resources Officer commissions a study of executive compensation at certain comparable companies for purposes of evaluating our compensation arrangements. If the market has not changed significantly, then the Chief Human Resources Officer considers whether proposed compensation decisions are generally competitive with market trends. Our Chief Human Resources Officer’s opinion of competitive compensation and market trends is based on his or her personal knowledge and publicly available information. The Chief Human Resources Officer does not independently analyze executive compensation at any group of peer companies or prepare a written report setting forth an opinion of competitive compensation.

In fiscal 2007 we purchased a broad-based third-party survey of executive compensation at other companies in the electrical equipment, electronics, telecommunications equipment and related industries, as described in our proxy statement for the fiscal 2007 Annual Meeting of Stockholders. We have not purchased any benchmarking study since fiscal 2007, primarily because in fiscal 2009 and 2010 the CEO, the Compensation Committee and the Chief Human Resources Officer did not believe that the market had changed significantly from fiscal 2007 as a result of global economic conditions. Accordingly, in fiscal 2010, our CEO and Compensation Committee merely sought our Chief Human Resources Officer’s opinion as to whether our compensation determinations for our 2010 fiscal year were externally competitive.

Role of Compensation Consultants. The Compensation Committee has the authority under its Charter to retain compensation consultants to assist in the evaluation of executive officer compensation and benefits and approve the consultants’ fees and other retention terms. However, the Company and the Compensation Committee have not historically relied upon the advice of compensation consultants in determining named executive officer compensation. Instead, as described above, the Chief Human Resources Officer advises the CEO and the Compensation Committee regarding competitive executive compensation based on her personal knowledge, publicly available information and informal surveys of human resource professionals.

Elements of Executive Compensation

Most of our compensation elements fulfill one or more of our compensation objectives. The elements of total compensation for our named executive officers are:

•	base compensation;

•	annual cash bonus compensation;

•	equity-based compensation;

•	profit sharing/401(k) plan; and

•	perquisites.

Base Compensation. The Compensation Committee alone determines the CEO’s base compensation. In 1983, the Compensation Committee adopted a resolution that set Mr. Richardson’s base compensation at $250,000 and determined that his base compensation would adjust each year for cost of living increases. The Compensation Committee reaffirmed this resolution and approved a cost of living adjustment for Mr. Richardson from 1983 through fiscal 2008. During fiscal 2009, the Company suspended increases in base compensation for most employees, including Mr. Richardson and all other executive officers, due to the substantial decline in revenue resulting from the global economic recession. Accordingly, Mr. Richardson’s base compensation during fiscal 2010 was the same as his base compensation in fiscal 2009 and at the end of fiscal 2008.

The amount of base compensation for each of the other named executive officers is initially set in the named executive officer’s employment agreement. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the CEO and approved by the Compensation Committee. Thereafter, each of the named executive officer’s base compensation is reviewed annually by the CEO and the Compensation Committee.

In determining appropriate levels of base compensation for executive officers, the CEO considers the executive officer’s individual performance, the financial performance of the Company, and a base compensation that is internally equitable and externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the CEO and independently consults with the CFO. The Compensation Committee reports its findings and opinions with respect to base compensation to the Board for further discussion so that the Board may provide feedback to the CEO regarding its perception of how well the base compensation of the executive officers achieves our compensation objectives.

As previously stated, during fiscal 2009, the Company suspended increases in base compensation for most employees, including all of the named executive officers. Accordingly, the base compensation of each of the named executive officers during fiscal 2010 was the same as their base compensation at the end of fiscal 2009.

Annual Cash Bonus Compensation. During fiscal 2008, the Compensation Committee recommended and the Board and stockholders approved the Edward J. Richardson Incentive Compensation Plan. Under the plan, Mr. Richardson is eligible for an annual cash bonus equal to 2% of our annual net income after taxes each fiscal year, subject to the Compensation Committee’s right, in its sole and exclusive discretion, to reduce the bonus, including a reduction to zero. This plan formalized the annual cash bonus arrangement for the CEO established by the Board of Directors in 1983, pursuant to which Mr. Richardson earned a cash bonus equal to 2% of our annual net income after taxes, if any, each fiscal year from 1983 through 2007. Mr. Richardson did not earn a bonus pursuant to this plan in fiscal 2008, because we had no net income that year, and the Compensation Committee elected to reduce Mr. Richardson’s awards under the plan to $0 in each of fiscal 2009 and fiscal 2010.

Prior to fiscal 2009, Mr. Richardson did not participate in the annual incentive plans adopted by the Compensation Committee for other employees of the Company, including all of the named executive officers other than Mr. Richardson. These annual incentive compensation plans are designed to reward Company employees, including executive officers, for achievement of specific financial goals related to our annual operating plan and budget. The Compensation Committee believes tying annual cash bonus compensation for executive officers primarily to financial metrics provides the appropriate incentive to the executive officers to contribute to our financial success. For most of the named executive officer, the annual incentive plans also include a substantial portion related to achievement of personal performance goals.

On an annual basis, management presents specific recommendations to the Compensation Committee regarding the financial metrics and other components to be included in the annual incentive plan, which are those metrics and components that management believes will provide the best incentive to achieve desired operating results. These recommendations developed in light of achievement under prior plans and through consultations with the CEO and the CFO. The Compensation Committee considers management’s recommendation and then determines the final components and structure of our incentive compensation plans based on the objectives of our compensation program.

For fiscal 2009 and continuing for fiscal 2010, the Compensation Committee modified the incentive plans to include financial metrics related to total company performance and working capital efficiency to reward executive officers and other Company employees for achieving the Company’s cash flow improvement objectives. The Compensation Committee believes that the emphasis placed on these metrics in the annual incentive plans contributed to the Company’s successfully reducing its expenses and improving cash flow in fiscal 2009 and ultimately led to improved operating results in fiscal 2010.

Also during fiscal 2009, the Compensation Committee determined that it would further the compensation objectives of the Company to have Mr. Richardson participate in the annual incentive compensation plans adopted by the Compensation Committee for most of our other named executive officers because the objectives that it desires to achieve through the financial metrics of the executive officer annual incentive plans apply to Mr. Richardson as well. Accordingly, in fiscal 2009 and fiscal 2010, the Compensation Committee awarded Mr. Richardson a cash bonus equivalent to what Mr. Richardson would have earned under the annual incentive plan applicable to other corporate executive officers with a target bonus opportunity equal to 70% of his base salary. The Compensation Committee choose 70% as a target bonus opportunity because it believed that the CEO should have a larger incentive a greater potential award than the other executive officers, all of whom have a target bonus opportunity equal to 50% of their base salary, in order to recognize the CEO’s primary role in the management of the Company toward achieving its financial objectives. The Compensation Committee also believes that the target opportunity is consistent with the cash bonus opportunities for CEOs of similarly situated companies, although it did not engage any consultant or conduct any research to reach this conclusion, but instead relied upon their own experience and judgment.

The target bonus opportunities of the other named executive officers are set in the executives’ employment agreements. Target bonus opportunities are expressed as a percentage of base compensation, which excludes car allowance, bonus, equity awards and perquisites.

During fiscal 2010, the named executive officers were eligible for annual cash bonuses based on the following metrics:

Fiscal 2010 Incentive Metrics

	Richardson	Dvorak	Badger	Diddell	Peloquin
Net Income for Company	12.5%	12.5%	12.5%	0.0%	12.5%
Working Capital Efficiency for Company	12.5%	12.5%	12.5%	0.0%	12.5%

Company Results	25.0%	25.0%	25.0%	0.0%	25.0%
Sales Incentive	0.0%	0.0%	0.0%	0.0%	30.0%
SBU Operating Income Incentive	12.5%	12.5%	12.5%	0.0%	22.5%
Working Capital Efficiency for SBUs	12.5%	12.5%	12.5%	0.0%	22.5%

SBU Results	25.0%	25.0%	25.0%	0.0%	75.0%
Personal Performance	50.0%	50.0%	50.0%	100.0%	0.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Net Income means consolidated net income by the Company, as calculated in accordance with generally accepted accounting principles (GAAP) and reported in our financial statements filed with the Securities and Exchange Commission (SEC).

Sales Incentive is based on product margin and is calculated as net sales, less direct product costs.

SBU Operating Income Incentive for the named executive officers other than Mr. Peloquin is calculated by taking the average of the operating incomes for each of our three strategic business units (SBUs): (1) RF, Wireless and Power Division (RFPD), (2) Electron Device Group (EDG), and (3) Canvys. For Mr. Peloquin, SBU Operating Income Incentive is calculated as the operating income for RFPD alone.

Working Capital Efficiency (WCE) is a non-GAAP metric that measures how well the company or SBU is managing working capital to generate sales and is calculated as the sum of receivables and inventory, less accounts payable (i.e., “working capital”), divided by net sales.

Personal Performance means the corporate executive officer’s personal performance as evaluated solely by the Compensation Committee in the case of Mr. Richardson, and as evaluated by the CEO and approved by the Compensation Committee in the case of Ms. Diddell, Ms. Dvorak and Mr. Badger. In determining the achievement of personal performance by the corporate executive officers, neither the Compensation Committee nor the CEO adhere to rigid formulas, but instead each named executive officer’s contributions to the Company are evaluated in the context of our overall performance and in light of pre-defined Company and personal goals.

Targets for each of the financial metrics are set by the Compensation Committee at the beginning of each fiscal year and correspond with the annual plan for the Company approved by the Board of Directors.

Net Income and SBU Operating Income Incentive were calculated and paid on a quarterly basis for our first three fiscal quarters with respect to achievement of quarterly targets. A final calculation was made at the end of the fiscal year on a cumulative basis with an additional payment made to the named executive officer only if the final calculation indicated additional bonus payments, less amounts already paid, were due. However, if the final calculation would have indicated that previously paid bonus amounts exceeded what would have been paid solely on a fiscal year basis, then the named executive officers would not have been required to return any previous payment to us. For fiscal 2010, each of the named executive officers was entitled to an additional bonus payment based upon the cumulative year end calculation.

Working Capital Efficiency was calculated and paid on a quarterly basis with respect to achievement of quarterly targets, meaning that for each of our four fiscal quarters, Working Capital Efficiency was calculated and paid based on achievement in that quarter alone.

Sales Incentive was calculated and paid based on a year-to-date calculation as of the end of each month throughout the fiscal year. Monthly bonus amounts were paid only if the final calculation indicated additional bonus payments, less amounts already paid, were due. Again, the named executive officers would not have been required to return any previous payment to us if the final year end calculation would have indicated that previously paid bonus amounts exceeded what would have been paid solely on a fiscal year basis.

Payout on the financial metrics incentive targets, other than Sales Incentive, was capped at 100% achievement for each of our first three fiscal quarters and was capped at 200% achievement for the final annual calculation. Payout on Sales Incentive was not capped.

With respect to the Personal Performance component of the annual incentive plan, ten percent of the total opportunity was paid at the end of each of the first three fiscal quarters, and the bonus was calculated and any remainder paid at the end of the fiscal year based on the named executive officer’s performance review.

The table below sets forth the bonus targets and percentage achievement for each of the named executive officers for fiscal 2010.

Fiscal 2010 Incentive Targets and Actual Performance(1)

	Richardson	Dvorak	Badger	Diddell	Peloquin
Net Income
Target	$14,512	$14,512	$14,512	N/A	$14,512
Actual	$16,095	$16,095	$16,095	N/A	$16,095
% Achievement	110.9%	110.9%	110.9%	N/A	110.9%
Eligible	$47,411	$22,684	$14,766	N/A	$16,250
Earned	$52,579	$25,157	$16,375	N/A	$18,021
Working Capital Efficiency (2) - Company
Target	24.4%	24.4%	24.4%	N/A	24.4%
Actual	25.3%	25.3%	25.3%	N/A	25.3%
% Achievement	88.9%	88.9%	88.9%	N/A	88.9%
Eligible	$47,411	$22,684	$14,766	N/A	$16,250
Earned	$42,149	$20,167	$13,127	N/A	$14,447
Working Capital Efficiency (2) - SBU
Target	26.1%	26.1%	26.1%	N/A	22.9%
Actual	26.8%	26.8%	26.8%	N/A	24.4%
% Achievement	90.9%	90.9%	90.9%	N/A	86.0%
Eligible	$47,411	$22,684	$14,766	N/A	$29,250
Earned	$43,120	$20,631	$13,429	N/A	$25,155
SBU Operating Income Incentive (3)
Target				N/A	$18,455
Actual				N/A	$16,271
% Achievement	88.2%	88.2%	88.2%	N/A	88.2%
Eligible	$47,411	$22,684	$14,766	N/A	$29,250
Earned	$41,817	$20,007	$13,024	N/A	$25,799
Sales Incentive (4)
Target	N/A	N/A	N/A	N/A	$85,301
Actual	N/A	N/A	N/A	N/A	$79,977
% Achievement	N/A	N/A	N/A	N/A	93.8%
Eligible	N/A	N/A	N/A	N/A	$39,000
Earned	N/A	N/A	N/A	N/A	$36,582
Personal Performance
Rating from the CEO	N/A	100%	100%	100%	N/A
Rating from the Compensation Committee	100%	N/A	N/A	N/A	N/A
Eligible	$189,647	$90,739	$59,061	$128,333	N/A
Earned	$189,647	$90,739	$59,061	$128,333	N/A
Total Eligible	$379,291	$181,475	$118,125	$128,333	$130,000
Total Earned	$369,312	$176,701	$115,016	$128,333	$120,004
% Average Achievement	97.4%	97.4%	97.4%	100.0%	92.3%

(1)	Dollar amounts in thousands.

(2)	WCE is a non-GAAP measurement, defined as receivables plus inventory less payables, divided by sales. For purposes of the annual incentive compensation plan, WCE was measured on a quarterly basis. The Company and SBU targets and actual achievements shown in this table represent the average targets and average actual achievements over each of our four quarters.

(3)	SBU Operating Income Incentive is calculated as the average of the operating incomes for each of our three SBUs, with the exception of Mr. Peloquin, whose SBU Operating Income Incentive is based on RFPD alone. The achievement percentage for Mr. Richardson, Ms. Dvorak and Mr. Badger shown in this table represents the average of the SBUs’ achievement, which was 88.2% for RFPD, 121.2% for EDG and 55.2% for Canvys.

(4)	Sales Incentive is a non-GAAP measurement, which we define for incentive purposes as net sales less direct product costs (product margin) not including provisions such as inventory overstock charges, customer returns, scrap and cycle count adjustments, engineering costs, manufacturing absorption, purchase price variance and certain freight provisions.

For fiscal 2010, the Compensation Committee identified four personal performance goals for Mr. Richardson: (1) drive stockholder value by increasing year-over-year stock price, (2) continue to reduce operating expenses, (3) reduce the Company’s interest expense, and (4) significantly improve the working capital investment for EDG, defined as accounts receivable plus inventory minus accounts payable, divided by sales. The Compensation Committee believed that Mr. Richardson accomplished all of these goals, as evidenced by: (1) a 150% increase in the Company’s stock price from May 2009 to May 2010, (2) selling, general and administrative (SG&A) expenses for fiscal 2010 (excluding severance and non-recurring items) were less than $95 million, with an exit rate operating expense ratio of less than 20%, (3) interest expense was reduced by $600,000 in fiscal 2010, with expected interest rate savings of $2.5 million in fiscal 2011, and (4) EDG exited fiscal 2010 with a 25.8% working capital efficiency ratio, representing a significant improvement over the prior year and significantly exceeding a plan of 32.6%. For these reasons, the Compensation Committee rated Mr. Richardson personal performance at 100%.

Equity Based Compensation. Our 2001 Incentive Compensation Plan provides for grants of equity awards to our executive officers to encourage them to focus on long-term Company performance. Prior to October 13, 2009, the plan was administered by the Stock Option Committee of the Board, which was dissolved on that date, and its roles and responsibilities have been assigned by the Board to the Compensation Committee. Awards of equity to our named executive officers in fiscal 2010 were made by the Stock Option Committee prior to its dissolving. Historically, the Stock Option Committee ordinarily made grants of options to purchase common stock under the Incentive Compensation Plan, although it had also granted awards of common stock and awards of restricted common stock. The Compensation Committee intends to continue this practice.

Consistent with our policy of providing a total compensation package that includes equity based components, the Compensation Committee, continuing the practice of the Stock Option Committee, makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our CEO. The Compensation Committee has the discretion to determine whether equity awards will be granted to the named executive officers and, if so, the number of shares subject to each award. The Compensation Committee makes the sole determination whether an equity award should be granted to the CEO and, if so, the number of shares subject to the award.

The CEO submits to the Compensation Committee on at least an annual basis his recommendation for the amount and type of equity award to grant to each named executive officer other than himself. In determining whether to approve or adjust the recommended grants, the Compensation Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility, and historical award data. The Compensation Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted at the fair market value of our common stock on the date of the grant. Under the terms of the Incentive Compensation Plan, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the named executive officers in fiscal 2010 vest over a five- year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years. The Compensation Committee believes that this vesting schedule encourages long-term executive officer retention.

Each of the named executive officers received a grant of options to purchase the Company’s common stock under the Incentive Compensation Plan in fiscal 2010, as reported in the table for Grants of Plan-Based Awards on page 25. Mr. Richardson was granted an option to purchase 50,000 shares of stock, and each of the other named executive officers was granted an option to purchase 15,000 shares of stock. The option awards in fiscal 2010 reflected the Stock Option Committee’s award of stock options to the named executive officers with respect to their performance in fiscal 2009. Grants based on performance in fiscal 2010 will be considered at a meeting of the Compensation Committee to be held in October 2010 in connection with the Annual Meeting of Stockholders.

In fiscal 2010, as in most recent fiscal years, the CEO proposed a number of option shares for each of the named executive officers other than himself based upon the historical allocation of such option shares by position with the Company. The option shares granted to the named executive officers other than Mr. Richardson in fiscal 2010 represent the highest number of option shares historically granted to the most senior management of the Company. The CEO proposed, and the Stock Option Committee approved, this amount of options in recognition of the substantial improvement in the Company’s financial performance in fiscal 2009, and particularly the efforts of each of the named executive officer in reducing expenses.

Mr. Richardson has not previously received a grant of options to purchase the Company’s common stock under the Incentive Compensation Plan because the Stock Option Committee believed that Mr. Richardson’s interests were already aligned with stockholders due to his substantial ownership of the Company’s stock. However, with respect to 2009, the Stock Option Committee believed it appropriate and consistent with our compensation objectives to reward Mr. Richardson with a grant of stock options for individual and corporate performance, particularly in light of the significant achievement that Mr. Richardson demonstrated against the personal performance goals set by the Compensation Committee with respect to his annual cash incentive compensation plan. The Stock Option Committee granted 50,000 option shares to Mr. Richardson based on their belief that the CEO should have a larger award than the other executive officers in order to recognize the CEO’s primary role in the management of the Company toward achieving its financial objectives and otherwise based on their judgment as to the appropriate amount.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including all of the named executive officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. In general, we match 50% of the first 4% of salary and bonus contributed by participants. However, due to the economic recession and uncertainty in our business, we suspended matching contributions for fiscal 2010 and fiscal 2009 as part of our cost savings measures.

Under the plan, the Board may also make discretionary contributions to the plan to be allocated pro rata among the participants. The Board evaluates our performance following each fiscal year and determines, based on a qualitative assessment of whether the Company achieved its performance objectives, whether and in what amount we should contribute to the plan. No contribution is made if we had no profits for the fiscal year. In fiscal 2010, the Board determined not to make a discretionary contribution to the Profit Sharing/401(k) Plan.

Perquisites. We offer a very limited array of perquisites to our named executive officers, which include a car allowance and annual physical examination. The perquisites provided to each named executive officer in fiscal 2010 totaled less than $15,000 and less than 10% of total annual salary and bonus reported for each named executive officer. We believe that these limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving our compensation objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the year ended May 29, 2010, and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement for the year ended May 29, 2010, for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors

Samuel Rubinovitz, Chair Scott Hodes Harold L. Purkey

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	2010	541,845	—	17,726	369,312	24,695	935,852
Chairman of the Board, President, and Chief Executive Officer	2009	532,178	—	—	237,811	24,695	794,684
	2008	512,832	—	—	—	29,234	542,066
Kathleen S. Dvorak	2010	362,950	24,396	33,728	176,701	12,270	610,045
Executive Vice President, Chief Financial Officer, and Chief Strategy Officer (4)	2009	357,471	24,396	26,579	119,528	12,352	540,326
	2008	195,192	14,231	11,875	71,477	11,646	304,421
Gregory J. Peloquin	2010	260,000	—	39,554	120,004	12,270	431,828
Executive Vice President and General Manager, RF, Wireless & Power Division	2009	260,000	—	33,375	96,621	12,000	401,996
	2008	250,000	—	24,676	99,238	16,799	390,713
Wendy S. Diddell	2010	256,666	—	31,842	128,333	12,165	429,006
Executive Vice President, Corporate Development	2009	256,666	—	46,325	128,333	96,275	527,599
	2008	222,125	—	38,368	111,062	16,539	388,094
Kyle C. Badger	2010	236,250	—	29,228	115,016	12,180	392,674
Executive Vice President, General Counsel and Secretary

(1)	The amounts in this column represent the dollar amount recognized for the fiscal year for financial statement reporting purposes for the fair value of stock options granted to each named executive officer in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reflect our accounting expenses for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 22, 2010.

(2)	Mr. Richardson’s, Ms. Dvorak’s and Mr. Badger’s non-equity incentives were based 50% upon the Company’s achievement of certain financial targets and 50% upon achievement of individual goals. In 2008, Mr. Peloquin’s non-equity incentive was based 80% on RFPD’s achievement of certain financial targets and 20% on the Company’s achievement of certain financial targets. In 2009 and 2010, Mr. Peloquin’s non-equity incentive was based 75% on RFPD’s achievement of certain financial targets and 25% on the Company’s achievement of certain financial targets. Ms. Diddell’s non-equity incentive was based 100% upon achievement of individual goals.

(3)	The following descriptions identify the elements of “All Other Compensation” and quantify those elements that exceed $10,000 in value. The compensation for each named executive officer includes: (a) $12,000 annually for car allowance; (b) matching contributions made to the 401(k) savings plan on behalf of each named executive officer in fiscal 2008; (c) imputed income related to each named executive officer’s group term life insurance in excess of a $50,000 death benefit; (d) amounts paid by us for a physical examination for the named executive officers; and (e) the value of stock allocated to the named executive officer’s employee stock ownership account using the fair market value of our stock at May 29, 2009, or $3.94 per share, with respect to 2009 and at May 30, 2008, or $5.65 per share, with respect to 2008. For Ms. Diddell, All Other Compensation in fiscal 2009 also includes: (i) reimbursement of $25,956 in relocation expenses, (ii) $12,868 in gross-up to offset taxes paid by Ms. Diddell associated with the reimbursed relocation expenses, and (iii) $45,191 accrued, but not paid, in connection with termination payments payable to her in the event that she terminates her employment with us. As discussed below under the heading “Employment Agreements,” Ms. Diddell is entitled to her then annual base salary for twelve months if she terminates her employment with us at any time for any reason. The amount accrued in fiscal 2009 represents an additional accrual due to an increase in her base salary.

(4)	Ms. Dvorak’s 2008 salary represents a partial year commencing on November 5, 2007. The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant. The amount represents the accounting expense recorded by the Company related to the service-based vesting of the restricted stock grant.

Grants of Plan Based Awards

The following table sets forth information on equity and non-equity awards granted during the fiscal year 2010 to the named executive officers.

Name	Grant Date	Restricted Stock Award (#)	Grant Date Fair Value of Restricted Stock Awards ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Option Awards ($) (2)
Edward J. Richardson	10/13/2009	—	$—	50,000	5.67	141,500
Kathleen S. Dvorak	10/13/2009	—	—	15,000	5.67	42,450
Gregory J. Peloquin	10/13/2009	—	—	15,000	5.67	42,450
Wendy S. Diddell	10/13/2009	—	—	15,000	5.67	42,450
Kyle C. Badger	10/13/2009	—	—	15,000	5.67	42,450

(1)	The exercise price of stock option awards is equal to the closing price of our common stock on the date of grant, as reported on NASDAQ.

(2)	The amounts in this column represent the full grant date fair value of stock option awards under ASC 718. Generally, the full grant date fair value of stock option awards is the amount that the Company would expense in our financial statements over the award’s vesting schedule. The fair value of stock option awards is calculated using the Black Scholes value. The fair value for the grants on October 13, 2009 was $2.83. The amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 22, 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the holdings of stock option and stock awards by the named executive officers as of the end of fiscal 2010.

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Share or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Edward J. Richardson	—	50,000	$5.67	10/13/2019	—		$—
Kathleen S. Dvorak	16,666	8,334	7.32	11/5/2017	3,334	(4)	32,473
	2,000	8,000	5.03	10/21/2018	—		—
	—	15,000	5.67	10/13/2019	—		—
Gregory J. Peloquin	15,000	—	13.81	9/14/2010	—		—
	15,000	—	7.06	9/21/2011	—		—
	6,855	—	7.75	9/10/2014	—		—
	5,660	1,413	8.35	10/19/2015	—		—
	9,000	6,000	8.58	10/17/2016	—		—
	6,000	9,000	7.24	10/9/2017	—		—
	3,000	12,000	5.03	10/21/2018	—		—
	—	15,000	5.67	10/13/2019	—		—
Wendy S. Diddell	25,000	—	11.00	6/1/2014	—		—
	5,444	1,359	8.35	10/19/2015	—		—
	6,000	4,000	8.58	10/17/2016	—		—
	5,000	7,500	7.24	10/9/2017	—		—
	3,000	12,000	5.03	10/21/2018	—		—
	—	15,000	5.67	10/13/2019	—		—
Kyle C. Badger	10,000	15,000	8.85	7/24/2017	—		—
	2,000	8,000	5.03	10/21/2018	—		—
	—	15,000	5.67	10/13/2019	—		—

(1)	Options vest and become exercisable in annual increments of 20%, excluding Ms. Dvorak’s options expiring on 11/5/2017 which become exercisable in annual increments of 33%, commencing one year from the date of grant.

(2)	The expiration date of each option occurs ten years after the date of grant of each option. The table below provides the grant date for each outstanding equity award at the end of fiscal 2010 and the respective vesting schedule.

(3)	The market value of unvested restricted stock is based on a closing price of $9.74 per share of our common stock on The NASDAQ Global Market on May 28, 2010, the last trading date before the end of our fiscal year.

(4)	The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant.

The table below provides the grant date for each outstanding equity award at the end of fiscal 2010 and the respective vesting schedule.

Name	Grant Date	Number of Restricted Shares Granted		Number of Stock Options Granted	Vesting Period
					Fiscal 2001	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015
Edward J. Richardson	10/13/2009	—		50,000	—	—	—	—	—	—	—	—	—	—	10,000	10,000	10,000	10,000	10,000
Kathleen S. Dvorak	11/5/2007	—		25,000	—	—	—	—	—	—	—	—	8,333	8,333	8,334	—	—	—	—
	11/5/2007	10,000	(1)	—	—	—	—	—	—	—	—	—	3,333	3,333	3,334	—	—	—	—
	10/21/2008	—		10,000	—	—	—	—	—	—	—	—	—	2,000	2,000	2,000	2,000	2,000	—
	10/13/2009	—		15,000	—	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000
Gregory J. Peloquin	11/27/1999	—		20,000	4,000	4,000	4,000	4,000	4,000	—	—	—	—	—	—	—	—	—	—
	9/14/2000	—		15,000	—	3,000	3,000	3,000	3,000	3,000	—	—	—	—	—	—	—	—	—
	9/21/2001	—		15,000	—	—	3,000	3,000	3,000	3,000	3,000	—	—	—	—	—	—	—	—
	9/10/2004	—		6,855	—	—	—	—	—	1,371	1,371	1,371	1,371	1,371	—	—	—	—	—
	10/19/2005	—		7,073	—	—	—	—	—	—	1,415	1,415	1,415	1,415	1,413	—	—	—	—
	10/17/2006	—		15,000	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—	—	—
	10/9/2007	—		15,000	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—	—
	10/21/2008	—		15,000	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—
	10/13/2009	—		15,000	—	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000
Wendy S. Diddell	6/1/2004	—		25,000	—	—	—	—	—	5,000	5,000	5,000	5,000	5,000	—	—	—	—	—
	10/19/2005	—		6,803	—	—	—	—	—	—	1,361	1,361	1,361	1,361	1,359	—	—	—	—
	10/17/2006	—		10,000	—	—	—	—	—	—	—	2,000	2,000	2,000	2,000	2,000	—	—	—
	10/9/2007	—		12,500	—	—	—	—	—	—	—	—	2,500	2,500	2,500	2,500	2,500	—	—
	10/21/2008	—		15,000	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—
	10/13/2009	—		15,000	—	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000
Kyle C. Badger	7/24/2007	—		25,000	—	—	—	—	—	—	—	—	5,000	5,000	5,000	5,000	5,000	—	—
	10/21/2008	—		10,000	—	—	—	—	—	—	—	—	—	2,000	2,000	2,000	2,000	2,000
	10/13/2009	—		15,000	—	—	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000

(1)	The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant.

Employment Agreements

Kathleen S. Dvorak is employed as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer under an employment agreement dated October 24, 2007, pursuant to which she received an initial base salary of $350,000, which is reviewed annually, and a bonus opportunity of up to 50% of her then current base salary. Pursuant to the terms of her employment agreement, Ms. Dvorak’s employment may be terminated at any time for any reason upon sixty days prior written notice. Ms. Dvorak may also terminate her employment with us for good reason, which includes a change in control of the Company, a reduction in her duties, or the failure of the Company to implement the strategic plans recommended by her. In any such event, we will continue to pay Ms. Dvorak for twelve months an amount equal to 100% of her then current base salary and 100% of her annual bonus opportunity. We will also pay for executive outplacement services for Ms. Dvorak for six months through the use of a company or consultant chosen by Ms. Dvorak in an amount not to exceed $27,500. During her employment term and for one year after termination for any reason, Ms. Dvorak is prohibited from competing against us. The agreement is for an indefinite term, during which Ms. Dvorak is employed on an at-will basis.

Gregory J. Peloquin is employed as our Executive Vice President and General Manager of our RF, Wireless & Power Division under an employment agreement dated October 21, 1999, pursuant to which he received an initial base salary of $125,000, which is reviewed annually, and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Peloquin’s employment may be terminated at any time for any reason upon ten days prior written notice, in which case, we will continue to pay Mr. Peloquin for six months an amount equal to 100% of his then current base salary. During his employment term and for one year after termination for any reason, Mr. Peloquin is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Peloquin is employed on an at-will basis.

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended May 31, 2007, Wendy Diddell is employed as our Executive Vice President, Corporate Development. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000, which is reviewed annually, as well as a bonus opportunity of up to 50% of her then current base salary. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against us. Ms. Diddell may terminate her employment with us at any time for any reason, and upon such a termination, we will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. Ms. Diddell’s employment with us is for an indefinite term, during which she is employed on an at-will basis.

Kyle C. Badger is employed as our Executive Vice President, General Counsel and Secretary under an employment agreement dated July 24, 2007, pursuant to which he received an initial base salary of $225,000, which is reviewed annually and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Badger’s employment may be terminated at any time for any reason, in which case we will continue to pay Mr. Badger for twelve months an amount equal to 100% of his then current base salary plus the amount of bonus earned by him for the twelve month period ending on the date of termination. During his employment term and for one year after termination for any reason, Mr. Badger is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Badger is employed on an at-will basis.

Potential Payment upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a May 29, 2010, termination date or change in control.

Name	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive		Death	Disability	Termination without Cause by Company		Change in Control		Termination by Executive for any Reason
Edward J. Richardson	$—	$—		$—	$—	$—		$—		$—
Kathleen S. Dvorak	—	544,425	(1)	—	—	544,425	(1)	544,425	(1)	—
Gregory J. Peloquin	—	—		—	—	130,000	(2)	—		—
Wendy S. Diddell	—	—		—	—	256,666	(3)	256,666	(3)	256,666	(3)
Kyle C. Badger	—	—		—	—	354,375	(4)	—		—

(1)	Ms. Dvorak’s severance would be an amount equal to her current annual base salary plus her annual bonus opportunity at target and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

(2)	Mr. Peloquin’s severance would be an amount equal to six months of his current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of six months.

(3)	Ms. Diddell’s severance would be an amount equal to her current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

(4)	Mr. Badger’s severance would be an amount equal to his current annual base salary plus his earned bonus amount for the preceding twelve month period and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

RELATED PARTY TRANSACTIONS

Pursuant to our Code of Conduct, related party transactions involving directors, executive officers or their immediate family members must be reviewed and approved by our Board of Directors prior to the Company entering into such transactions. Our Code of Conduct generally describes a prohibited related party transaction as one that would adversely influence an employee or director in the performance of his or her duties to the Company or one that is inconsistent with or opposed to the best interests of the Company. The Code of Conduct contains many standards and examples of potentially prohibited related party transactions, but the Board of Directors retains the discretion to determine whether each potential transaction is consistent with the standards described in the Code of Conduct. Other than the broad standards outlined in the Code of Conduct, we do not have written standards for reviewing and evaluating potential related party transactions. However, Directors may consider any factors that they deem consistent with their fiduciary duties to shareholders.

During fiscal 2010, there were no related party transactions between the Company and our directors, executive officers or their immediate family members.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2011 Annual Meeting must be received by the Company by April 26, 2011. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2011 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 10, 2011. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2010 fiscal year accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2010 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2010 Form 10-K is also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary; telephone (630) 208-2200.

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who may be deemed to own beneficially more than ten percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2010, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the chief executive officer and chief financial officer. A current copy of the code is posted on our website, which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, Audit Committee Representative or General Counsel. Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Other Matters Before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

By Order of the Board of Directors,

EDWARD J. RICHARDSON Chairman of the Board, Chief Executive Officer and President

LaFox, Illinois

August 23, 2010

RICHARDSON ELECTRONICS, LTD.

KYLE C BADGER

40W267 Keslinger Road

P.O. BOX 393

LaFox, Illinois 60147-0393

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE FOLLOWING:

1. Election of Directors

Nominees

For All

Withhold All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Edward J. Richardson 02 Scott Hodes 03 Ad Ketelaars 04 John R. Peterson 05 Harold L. Purkey

06 Samuel Rubinovitz

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL: For Against Abstain

2 PROPOSAL TO RATIFY the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

RICHARDSON ELECTRONICS, LTD.

Annual Meeting of Stockholders

October 5, 2010 3:15 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Edward J. Richardson and Kyle C. Badger as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned on August 18, 2010, at the Annual Meeting of Stockholders to be held on October 5, 2010 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Address change/comments:

Continued and to be signed on reverse side

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*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 05, 2010

RICHARDSON ELECTRONICS, LTD.

Meeting Information

Meeting Type: Annual Meeting

For holders as of: August 18, 2010

Date: October 05, 2010 Time: 3:15 PM CDT

Location: 40W 267 Keslinger Road

LaFox, Illinois 60147-0393

RICHARDSON ELECTRONICS, LTD.

KYLE C BADGER

40W267 Keslinger Road

P.O. BOX 393

LaFox, Illinois 60147-0393

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 21, 2010 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE FOLLOWING:

1. Election of Directors

Nominees

01 Edward J. Richardson 02 Scott Hodes 03 Ad Ketelaars 04 John R. Peterson 05 Harold L. Purkey

06 Samuel Rubinovitz

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

2 PROPOSAL TO RATIFY the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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